UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 11, 2014

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                                           Results of Operations and Financial Condition.

On September 11, 2014, the Company released its earnings for second quarter 2014.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01              Regulation FD Disclosure.

2014 Guidance, including Harris Teeter

Identical supermarket sales growth (excluding fuel sales)	3.5% to 4.25%

Adjusted net earnings per diluted share	$3.22 to $3.28

Non-fuel FIFO operating profit margin

Until we have Harris Teeter in both the current and base years, the expected increase in the full-year FIFO operating margin rate in 2014, excluding fuel, will be higher than our long-term guidance, which is slightly expanding. Over time, we expect our FIFO operating margin growth rate, excluding fuel, to return to slightly expanding on a rolling four quarters basis.

Capital investments

We continue to expect capital investments, excluding mergers, acquisitions and purchases of leased facilities, to be $2.8 to $3.0 billion for the year, including those for Harris Teeter.  These capital investments include approximately 55-60 major projects covering new stores, expansions and relocations, 150 to 170 major remodels, and other investments including minor remodels and technology and infrastructure to support our Customer 1st business strategy.

Return on invested capital

We expect our year-end ROIC, which will factor in a full year of increased capital investments and fully reflect Harris Teeter in our calculation, to show a slight decline compared to the end of fiscal 2013.

Supermarket square footage growth	Approximately 1.8% before acquisitions and operational closings

Expected tax rate	For the third and fourth quarters of 2014, we expect the tax rate to be approximately 34% to 35%, excluding the resolution of benefits from certain tax items.

LIFO	$100 million

Pension Contributions/Expenses

Company-sponsored pension plans

We expect 2014 expense to be approximately $40 million.  We do not expect to make a cash contribution in 2014.

401(k) plan

For 2014, we expect an increase in our cash contributions and expense of approximately $30 million compared to 2013, primarily due to the Harris Teeter plan contributions.

Multi-employer plans

In 2014, we expect to contribute approximately $225 - $250 million to multi-employer pension funds. This amount excludes any contributions related to the restructuring charge taken in the first quarter of 2014.

Labor

In 2014, we will negotiate agreements with the UFCW for store associates in Toledo, Richmond/Hampton Roads, West Virginia, Arizona, and Smith’s in New Mexico, and agreements with the Teamsters covering several distribution and manufacturing facilities. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for solid wages and good quality, affordable health care and retirement benefits.  Also, we must address the underfunding of Taft-Hartley pension plans.

Long-Term Guidance

Our long-term net earnings per diluted share growth rate guidance is 8-11%, plus a dividend that we expect to increase over time. Our strong second quarter results set us up to deliver a net earnings per diluted share growth rate of 13-15%, plus a dividend, for fiscal 2014, partly due to the benefit of Harris Teeter. We expect to return to our 8-11% long-term growth rate, plus a dividend, in fiscal 2015.

Forward Looking Statements

This Current Report contains certain statements that constitute “forward-looking statements” about future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “expect,” “will,” “guidance,” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates.  Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us.  Our ability to refinance maturing debt may be affected by the state of the financial markets.

•                  Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our ability to achieve identical sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain additional pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of our future growth plans; and the successful integration of Harris Teeter.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, and increased competitive activity.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

•                  During the first three quarters of the year, our LIFO charge and the recognition of LIFO expense will be affected primarily by estimated year-end changes in product costs.  Our LIFO charge for the year will be affected primarily by changes in product costs at year-end.

•                  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

•                  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

•                  The actual amount of automatic and matching cash contributions to our 401(k) retirement plans will depend on the number of participants, savings rate, compensation as defined by the plans, and length of service of participants.

•                  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross margins decline as gasoline sales increase.

Section 9 — Financial Statements and Exhibits

Item 9.01                                           Financial Statements and Exhibits.

(d)            Exhibits.

99.1                                             Earnings release second quarter 2014, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

September 11, 2014	By:	/s/ Christine Wheatley
Christine Wheatley
Group Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release second quarter 2014, filed herewith.